Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Summer Street Trust of our reports dated July 15, 2025, relating to the financial statements and financial highlights of Fidelity SAI Sustainable Sector Fund and Fidelity SAI Sustainable U.S. Equity Fund, which appear in Fidelity Summer Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 22, 2025